Exhibit 99.1

Uber Reports Second Quarter 2019 Results
SAN FRANCISCO – August 8, 2019 – Uber Technologies, Inc. (NYSE: UBER) today announced financial results for the quarter ended June 30, 2019.
“Our platform strategy continues to deliver strong results, with Trips up 35% and Gross Bookings up 37% in constant currency, compared to the second quarter of last year,” said Dara Khosrowshahi, CEO. “In July, the Uber platform reached over 100 million Monthly Active Platform Consumers for the first time, as we become a more and more integral part of everyday life in cities around the world.”
Financial and Operational Highlights

	Three Months Ended June 30,
(in millions, except per share amounts, and percentages)	2018	2019	% Change
Gross Bookings	$12,012	$15,756	31%
Monthly Active Platform Consumers (“MAPCs”)	76	99	30%
Trips	1,242	1,677	35%
Revenue	$2,768	$3,166	14%
Loss from operations (1), (2)	$(739)	$(5,485)	**
Net loss attributable to Uber Technologies, Inc. (1), (2)	$(878)	$(5,236)	**
Diluted net loss per common share	$(2.01)	$(4.72)	(135)%
Adjusted Net Revenue (“ANR”) (1), (3)	$2,574	$2,873	12%
YoY % Growth at constant currency & ex-Driver appreciation award (3)			26%
Core Platform Contribution Margin (as a % of ANR)	14.7%	8.2%	**
Adjusted EBITDA (3)	$(292)	$(656)	(125)%
(1) Q2 2019 includes a $298 million driver appreciation award made in connection with our initial public offering.
(2) Q2 2019 includes $3.9 billion of stock-based compensation expenses, primarily due to RSU expense recognition in connection with our initial public offering.
(3) “Adjusted Net Revenue,” “YoY % Growth at constant currency & ex-Driver appreciation award” and “Adjusted EBITDA” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
** Percentage not meaningful.
“While we will continue to invest aggressively in growth, we also want it to be healthy growth, and this quarter we made good progress in that direction,” said Nelson Chai, CFO. “In Q2, Adjusted Net Revenue grew 26% year-over-year in constant currency and excluding our Driver Appreciation Award, which is an acceleration from Q1. Adjusted EBITDA also improved meaningfully from Q1, driven by a $337 million sequential improvement in Core Platform Contribution.”
Other Highlights

•
37% year-over-year growth of Gross Bookings in Q2 2019 at constant currency: Foreign currency negatively impacted reported gross bookings growth by 6% in Q2 2019. Additional data on these trends can be found in the supplementary slide presentation available on our website.

•
Strong adoption of Uber Rewards: Available nationwide in the United States as of May 2019. Enrolled consumers earn points and rewards for Ridesharing and Eats and are twice as likely as unenrolled consumers to be active on both Rides and Eats.

•
Expansion of Driver rewards and benefits: More than 50% of drivers in the United States are enrolled in Uber Pro, our driver rewards program. Outside the US, Uber Pro officially launched in Mexico in early July and is now available to more than half of drivers in Mexico following a successful pilot. In parallel, we announced in Mexico our first driver debit card outside the US, in partnership with BBVA. Uber Pro was also launched on July 1 in three cities in Brazil.

•
Improving consumer Ridesharing selection: In July 2019, we launched Uber Comfort, which is an affordable upgrade to our UberX product offering. Uber Comfort offers higher-rated drivers, newer and larger vehicles, and rider preferences, similar to premium economy on airlines. Uber Comfort is live in 44 cities in the United States and Canada and in eight cities in Australia as of early July. We continue our efforts to enhance the high-end Uber Black experience with enhancements including quiet mode, temperature control, and luggage help.

•
Progress in two of Ridesharing’s priority markets: Germany was one of our fastest-growing Ridesharing countries during Q2 2019, as we are now operating in five large cities as of the end of the quarter. Meanwhile, Buenos Aires, Argentina has become the fifth largest city in the world based on trips, as its citizens take advantage of Ridesharing’s convenience and the local income-earning opportunities provided by becoming a driver.

•
Uber Eats strengthens marketplace liquidity: In Q2 2019, Uber Eats Monthly Active Platform Consumers (MAPCs) grew over 140% year-over-year. Over 40% of new Eats consumers had never used Uber’s platform before. Uber Eats restaurant selection continues to improve, reaching 320,000 restaurant partners at the end of Q2 2019. New delivery fees (service and small-basket fees) resulted in improved Adjusted Net Revenue take rates quarter-over-quarter.

•
Uber Freight continues to add new customers: Uber Freight added new shipping customers across the enterprise, middle market, and small- and medium-sized business segments. Our platform for shippers targets the underserved long tail of small shippers with an automated self-serve tool that helped drive 10X year-over-year revenue on the platform.

•
New Mobility (NeMo) launches new JUMP cities and continues Transit development: JUMP launched in 11 new cities with a focus on Europe. Transit, our in-app integration with public transportation journey planning, was launched in London and Boston and expanded to include in-app ticketing in Denver.

•
Advanced Technologies Group (ATG) makes technological progress: We unveiled our first production car capable of self-driving with Volvo’s newest XC90 SUV, which is designed with a chassis ready to integrate ATG’s self-driving system direct from the factory.

•
Uber Elevate hosted successful Summit: At the third annual Elevate Summit, 1,200 participants including industry leaders, government officials, and ecosystem partners convened in Washington, D.C. to collaborate and showcase products on the future of urban air mobility. We also announced our first international pilot city for Uber Air will be Melbourne, Australia, in addition to Dallas and Los Angeles in the US.

•
Balance sheet strengthened: In May 2019, we received net proceeds, after deducting underwriting discounts and commissions, of approximately $8.0 billion in our initial public offering and $0.5 billion from the PayPal investment, which drove an increase of unrestricted cash and cash equivalents to $11.7 billion from Q1 2019’s $5.7 billion. Q2 2019’s cash and cash equivalents, including restricted cash, increased to $13.7 billion from Q1 2019’s $7.7 billion. We also received an aggregate of $1.0 billion upon the closing of the investment by Toyota, DENSO, and SoftBank in Uber ATG in July 2019.

Webcast and conference call information
A live audio webcast of our second quarter 2019 earnings release call will be available at https://investor.uber.com/, along with the earnings press release and slide presentation. The call begins on August 8, 2019 at 2:00 PM (PT) / 5:00 PM (ET). This press release, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, is also available on that site.
We also provide announcements regarding our financial performance, including SEC filings, investor events, press and earnings releases, and blogs, on our investor relations website (https://investor.uber.com/).
Forward-Looking Statements
This press release contains forward-looking statements regarding our future business expectations which involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors relate to, among others: competition, managing our growth and corporate culture, financial performance, investments in new products or offerings, our ability to attract drivers, consumers and other partners to our platform, our brand and reputation and other legal and regulatory developments. In addition, other potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on May 13, 2019 and in our Quarterly Report on Form 10-Q

for the quarter ended June 30, 2019, that will be filed following this earnings release. All information provided in this release and in the attachments is as of the date of this press release and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Non-GAAP Financial Measures
To supplement our financial information, which is prepared and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, we use the following non-GAAP financial measures: Adjusted Net Revenue; Core Platform Adjusted Net Revenue; Ridesharing Adjusted Net Revenue; Uber Eats Adjusted Net Revenue; YoY % Growth at constant currency & ex-Driver appreciation award; and Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results.
We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
There are a number of limitations related to the use of non-GAAP financial measures. In light of these limitations, we provide specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.
For more information on these non-GAAP financial measures, please see the sections titled “Key Terms for Our Key Metrics and Non-GAAP Financial Measures,” “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” included at the end of this release.
We calculate constant currency by translating our current period financial results using the corresponding prior period’s monthly exchange rates for our transacted currencies other than the U.S. dollar.
Contacts
Investors and analysts: investor@uber.com
Media: press@uber.com

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share amounts which are reflected in thousands, and per share amounts)
(Unaudited)

	As of December 31, 2018	As of June 30, 2019
Assets
Cash and cash equivalents	$6,406	$11,744
Restricted cash and cash equivalents	67	137
Accounts receivable, net of allowance of $34 and $39, respectively	919	1,290
Prepaid expenses and other current assets	860	1,129
Assets held for sale	406	—
Total current assets	8,658	14,300
Restricted cash and cash equivalents	1,736	1,809
Investments	10,355	10,415
Equity method investments	1,312	1,370
Property and equipment, net	1,641	1,447
Operating lease right-of-use assets	—	1,337
Intangible assets, net	82	78
Goodwill	153	167
Other assets	51	57
Total assets	$23,988	$30,980
Liabilities, mezzanine equity and stockholders’ equity (deficit)
Accounts payable	$150	$167
Short-term insurance reserves	941	977
Operating lease liabilities, current	—	180
Accrued and other current liabilities	3,157	4,246
Liabilities held for sale	11	—
Total current liabilities	4,259	5,570
Long-term insurance reserves	1,996	2,217
Long-term debt, net of current portion	6,869	4,526
Operating lease liabilities, non-current	—	1,274
Other long-term liabilities	4,072	1,485
Total liabilities	17,196	15,072
Commitments and contingencies
Mezzanine equity
Redeemable non-controlling interest	—	(14)
Redeemable convertible preferred stock, $0.00001 par value, 946,246 and zero shares authorized, 903,607 and zero shares issued and outstanding, respectively; aggregate liquidation preference of $14 and $0, respectively	14,177	—
Stockholders’ equity (deficit)
Common stock, $0.00001 par value, 2,696,114 and 5,000,000 shares authorized, 457,189 and 1,697,614 shares issued and outstanding, respectively	—	—
Additional paid-in capital	668	30,193
Accumulated other comprehensive loss	(188)	(167)
Accumulated deficit	(7,865)	(14,104)
Total stockholders’ equity (deficit)	(7,385)	15,922
Total liabilities, mezzanine equity, and stockholders’ equity (deficit)	$23,988	$30,980

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are reflected in thousands, and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2019	2018	2019
Revenue	$2,768	$3,166	$5,352	$6,265
Costs and expenses
Cost of revenue, exclusive of depreciation and amortization shown separately below	1,342	1,740	2,498	3,421
Operations and support	349	864	721	1,298
Sales and marketing	715	1,222	1,392	2,262
Research and development	365	3,064	705	3,473
General and administrative	638	1,638	1,067	2,061
Depreciation and amortization	98	123	186	269
Total costs and expenses	3,507	8,651	6,569	12,784
Loss from operations	(739)	(5,485)	(1,217)	(6,519)
Interest expense	(160)	(151)	(292)	(368)
Other income (expense), net	63	398	5,000	658
Income (loss) before income taxes and loss from equity method investment	(836)	(5,238)	3,491	(6,229)
Provision for (benefit from) income taxes	28	(2)	604	17
Loss from equity method investment, net of tax	(14)	(10)	(17)	(16)
Net income (loss) including redeemable non-controlling interest	(878)	(5,246)	2,870	(6,262)
Less: net loss attributable to redeemable non-controlling interest, net of tax	—	(10)	—	(14)
Net income (loss) attributable to Uber Technologies, Inc.	$(878)	$(5,236)	$2,870	$(6,248)
Net income (loss) per share attributable to Uber Technologies, Inc. common stockholders:
Basic	$(1.99)	$(4.72)	$1.33	$(7.97)
Diluted	$(2.01)	$(4.72)	$1.20	$(7.98)
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	440,958	1,110,704	439,022	783,900
Diluted	441,408	1,110,704	476,394	783,982

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2018	2019
Cash flows from operating activities
Net income (loss) including redeemable non-controlling interest	$2,870	$(6,262)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	186	269
Bad debt expense	22	67
Stock-based compensation	81	3,952
Gain on extinguishment of convertible notes and settlement of derivative	—	(444)
Gain on business divestitures	(3,201)	—
Deferred income tax	470	(31)
Revaluation of derivative liabilities	402	(58)
Accretion of discount on long-term debt	149	78
Payment-in-kind interest	35	10
Loss on disposal of property and equipment	37	13
Impairment on long-lived assets held for sale	79	—
Loss from equity method investment	17	16
Gain on debt and equity securities, net	(1,984)	(14)
Non-cash deferred revenue	—	(26)
Gain on forfeiture of unvested warrants and related share repurchases	(152)	—
Unrealized foreign currency transactions	48	(5)
Other	6	(1)
Change in operating assets and liabilities, net of impact of business acquisitions and disposals:
Accounts receivable	(21)	(436)
Prepaid expenses and other assets	(312)	(178)
Accounts payable	(52)	9
Accrued insurance reserve	516	257
Accrued expenses and other liabilities	354	1,140
Net cash used in operating activities	(450)	(1,644)
Cash flows from investing activities
Proceeds from insurance reimbursement, sale and disposal of property and equipment	230	41
Purchase of property and equipment	(209)	(277)
Purchase of equity method investments	(423)	—
Proceeds from business disposal, net of cash divested	—	293
Acquisition of businesses, net of cash acquired	(64)	(7)
Net cash provided by (used in) investing activities	(466)	50
Cash flows from financing activities
Proceeds from issuance of common stock upon initial public offering, net of offering costs	—	7,977
Taxes paid related to net share settlement of equity awards	—	(1,368)
Proceeds from issuance of common stock related to private placement	—	500
Proceeds from exercise of stock options, net of repurchases	15	5
Repurchase of outstanding shares	(9)	—

Issuance of term loan and senior notes, net of issuance costs	1,478	—
Principal repayment on term loan	(6)	(13)
Principal repayment on revolving lines of credit	(197)	—
Principal payments on capital and finance leases	(34)	(72)
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	1,250	—
Dissolution of joint venture and subsequent proceeds	38	—
Other	(59)	—
Net cash provided by financing activities	2,476	7,029
Effect of exchange rate changes on cash and cash equivalents, and restricted cash and cash equivalents	(102)	12
Net increase in cash and cash equivalents, and restricted cash and cash equivalents	1,458	5,447
Cash and cash equivalents, and restricted cash and cash equivalents
Beginning of period	5,828	8,209
Reclassification from (to) assets held for sale during the period	(6)	34
End of period, excluding cash classified within assets held for sale	$7,280	$13,690

Reconciliation of cash and cash equivalents, and restricted cash and cash equivalents to the condensed consolidated balance sheets
Cash and cash equivalents	$5,647	$11,744
Restricted cash and cash equivalents-current	118	137
Restricted cash and cash equivalents-non-current	1,515	1,809
Total cash and cash equivalents, and restricted cash and cash equivalents	$7,280	$13,690

Supplemental disclosures of cash flow information
Cash paid for:
Interest, net of amount capitalized	$43	$166
Income taxes, net of refunds	161	80
Non-cash investing and financing activities:
Conversion of redeemable convertible preferred stock to common stock upon initial public offering	—	14,224
Conversion of convertible notes to common stock upon initial public offering	—	4,229
Changes in purchases of property, equipment and software recorded in accounts payable and accrued liabilities	(12)	5
Financed construction projects	86	—
Capital and finance lease obligations	60	150
Settlement of litigation through issuance of redeemable convertible preferred stock	250	—
Common stock issued in connection with acquisitions	93	—
Ownership interest in MLU B.V. received in connection with the disposition of Uber Russia/CIS operations	1,410	—
Grab debt security received in exchange for the sale of Southeast Asia operations	2,275	—

Other Income (Expense), Net
The following table presents other income (expense), net (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2019	2018	2019

	(Unaudited)
Interest income	$24	$64	$42	$108
Foreign currency exchange gains (losses), net	(37)	(7)	(24)	(8)
Gain on business divestitures (1)	40	—	3,201	—
Gain (loss) on debt and equity securities, net (2)	—	(2)	1,984	14
Change in fair value of embedded derivatives	(35)	(117)	(402)	58
Gain on extinguishment of convertible notes and settlement of derivative	—	444	—	444
Other	71	16	199	42
Other income (expense), net	$63	$398	$5,000	$658

(1)
During the six months ended June 30, 2018, gain on business divestitures primarily includes a $2.2 billion gain on the sale of our Southeast Asia operations to Grab Holding Inc. (“Grab”) and a $954 million gain on the disposal of our Uber Russia/CIS operations recognized in the first quarter of 2018.

(2)
During the six months ended June 30, 2018, gain on debt and equity securities, net represents a $2.0 billion unrealized gain on our non-marketable equity securities related to Didi recognized in the first quarter of 2018.

Stock-Based Compensation Expense
The following table summarizes total stock-based compensation expense by function for the three and six months ended June 30, 2018 and 2019 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2019	2018	2019

	(Unaudited)
Operations and support	$2	$404	$7	$405
Sales and marketing	1	212	4	213
Research and development	5	2,557	11	2,560
General and administrative	12	768	61	774
Total	$20	$3,941	$83	$3,952

Results by Offering and Segment

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions, except percentages)	2018	2019	% Change	2018	2019	% Change
Revenue
Ridesharing revenue	$2,291	$2,348	2%	$4,471	$4,724	6%
Uber Eats revenue	346	595	72%	629	1,131	80%
Vehicle Solutions revenue	34	3	(91)%	89	13	(85)%
Other revenue	26	25	(4)%	52	57	10%
Total Core Platform revenue	2,697	2,971	10%	5,241	5,925	13%
Total Other Bets revenue	71	195	175%	111	340	206%
Total revenue	$2,768	$3,166	14%	$5,352	$6,265	17%

United States and Canada	$1,493	$1,776	19%	$2,880	$3,526	22%
Latin America ("LATAM")	547	417	(24)%	1,065	867	(19)%
Europe, Middle East and Africa ("EMEA")	413	502	22%	801	989	23%
Asia Pacific ("APAC")	244	276	13%	495	543	10%
Total Core Platform revenue	$2,697	$2,971	10%	$5,241	$5,925	13%

Gross Bookings (1)
Ridesharing	$10,166	$12,188	20%	$19,546	$23,634	21%
Uber Eats	1,774	3,386	91%	3,247	6,457	99%
Total Core Platform	11,940	15,574	30%	22,793	30,091	32%
Other Bets	72	182	153%	112	314	180%
Total	$12,012	$15,756	31%	$22,905	$30,405	33%

Adjusted Net Revenue
Ridesharing (2)	$2,223	$2,314	4%	$4,342	$4,649	7%
Uber Eats (3)	220	337	53%	403	576	43%
Other	60	27	(55)%	141	69	(51)%
Total Core Platform	2,503	2,678	7%	4,886	5,294	8%
Other Bets	71	195	175%	111	340	206%
Total	$2,574	$2,873	12%	$4,997	$5,634	13%

Contribution Profit (Loss) by Segment(1)
Core Platform	$369	$220	(40)%	$796	$103	(87)%
Other Bets	(28)	(122)	**	(48)	(193)	**
Total	$341	$98	(71)%	$748	$(90)	(112)%
(1) Excluding impact of our 2018 Divested Operations.
(2) Q2 2019 includes a $287 million driver appreciation award in connection with our initial public offering.
(3) Q2 2019 includes an $11 million driver appreciation award in connection with our initial public offering.
** Percentage not meaningful.

Key Terms for Our Key Metrics and Non-GAAP Financial Measures
2018 Divested Operations. We define 2018 Divested Operations as our operations in (i) Southeast Asia prior to the sale of those operations to Grab and (ii) Russia/CIS prior to the formation of our Yandex Taxi joint venture.
Adjusted EBITDA. We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to redeemable non-controlling interest, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investment, net of tax, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserves and settlements, (x) asset impairment/loss on sale of assets, (xi) acquisition and financing related expenses, and (xii) restructuring charges.
Adjusted Net Revenue (“ANR”). We define Adjusted Net Revenue as revenue less (i) excess Driver incentives and (ii) Driver referrals. We believe that Adjusted Net Revenue is informative of our top line performance because it measures the total net financial activity reflected in the amount earned by us after taking into account all Driver and restaurant earnings, Driver incentives, and Driver referrals. Adjusted Net Revenue is lower than revenue in all reported periods.
Core Platform. Core Platform refers to one of the two operating segments that we use to manage our business. Core Platform consists primarily of Ridesharing and Uber Eats.
Core Platform Adjusted Net Revenue. We define Core Platform Adjusted Net Revenue as Core Platform revenue less (i) excess Driver incentives and (ii) Driver referrals.
Core Platform Contribution Margin. We define Core Platform Contribution Margin as Core Platform Contribution Profit (Loss) as a percentage of Core Platform Adjusted Net Revenue. Core Platform Contribution Margin demonstrates the margin that we generate after direct expenses. We believe that Core Platform Contribution Margin is a useful indicator of the economics of our Core Platform, as it does not include indirect unallocated research and development and general and administrative expenses (including expenses for our Advanced Technologies Group and Other Technology Programs).
Core Platform Contribution Profit (Loss). We define Core Platform Contribution Profit (Loss) as Core Platform revenue less the following direct costs and expenses of our Core Platform: (i) cost of revenue, exclusive of depreciation and amortization; (ii) operations and support; (iii) sales and marketing; (iv) research and development; and (v) general and administrative. Core Platform Contribution Profit (Loss) also reflects any applicable exclusions from Adjusted EBITDA and excludes the impact of our 2018 Divested Operations.
Driver or restaurant earnings. Driver or restaurant earnings refer to the net portion of the fare or the net portion of the order value that a Driver or a restaurant retains, respectively.
Driver incentives. Driver incentives refer to payments that we make to Drivers, which are separate from and in addition to the Driver’s portion of the fare paid by the consumer. For example, Driver incentives could include payments we make to Drivers should they choose to take advantage of an incentive offer and complete a consecutive number of trips or a cumulative number of trips on the platform over a defined period of time. Driver incentives are recorded as a reduction of revenue to the extent they are not excess Driver incentives (as defined below).
Driver referrals. Driver referrals refer to payments that we make to existing Drivers to refer new Drivers onto our platform. Driver referrals are recorded in sales and marketing expenses, as they represent the receipt of a distinct service of customer acquisition for which there is evidence of fair value.
Excess Driver incentives. Excess Driver incentives refer to cumulative payments, including incentives but excluding Driver referrals, to a Driver that exceed the cumulative revenue that we recognize from a Driver with no future guarantee of additional revenue. Cumulative payments to a Driver could exceed cumulative revenue from a Driver as a result of Driver incentives or when the amount paid to a Driver for a Trip exceeds the fare charged to the consumer. Excess Driver incentives are recorded in cost of revenue, exclusive of depreciation and amortization.
Gross Bookings. We define Gross Bookings as the total dollar value, including any applicable taxes, tolls, and fees, of Ridesharing and New Mobility rides, Uber Eats meal deliveries, and amounts paid by shippers for Uber Freight shipments, in each case without any adjustment for consumer discounts and refunds, Driver and restaurant earnings, and Driver incentives. Gross Bookings do not include tips earned by Drivers. Gross Bookings exclude the impact of our 2018 Divested Operations.
Monthly Active Platform Consumers (“MAPCs”). We define MAPCs as the number of unique consumers who completed a Ridesharing or New Mobility ride or received an Uber Eats meal on our platform at least once in a given month, averaged over each month in the quarter. MAPCs presented for an annual period are MAPCs for the fourth quarter of the year. MAPCs exclude the impact of our 2018 Divested Operations.
Other Bets. Other Bets refers to one of the two operating segments that we use to manage our business. Other Bets in 2017 and 2018 consisted primarily of Uber Freight and in 2018 also included New Mobility.

Take Rate. We define Take Rate as Adjusted Net Revenue as a percentage of Gross Bookings. For purposes of Take Rate, Gross Bookings include the impact of our 2018 Divested Operations.
Trips. We define Trips as the number of completed consumer Ridesharing or New Mobility rides and Uber Eats meal deliveries in a given period. For example, an UberPOOL ride with three paying consumers represents three unique Trips, whereas an UberX ride with three passengers represents one Trip. Trips exclude the impact of our 2018 Divested Operations.
Definitions of Non-GAAP Measures
We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to revenue, net income (loss), loss from operations, and other results under GAAP, we use Adjusted Net Revenue and Adjusted EBITDA, which are described below, to evaluate our business. We have included these non-GAAP financial measures because they are key measures used by our management to evaluate our operating performance. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP.
Adjusted Net Revenue
We define Adjusted Net Revenue as revenue less (i) excess Driver incentives and (ii) Driver referrals. We define Core Platform Adjusted Net Revenue as Core Platform revenue less (i) excess Driver incentives and (ii) Driver referrals. We define Ridesharing Adjusted Net Revenue as Ridesharing revenue less (i) excess Driver incentives and (ii) Driver referrals. We define Uber Eats Adjusted Net Revenue as Uber Eats revenue less (i) excess Driver incentives and (ii) Driver referrals. We believe that these measures are informative of our top line performance because they measure the total net financial activity reflected in the amount earned by us after taking into account all Driver and restaurant earnings, Driver incentives, and Driver referrals. Adjusted Net Revenue is lower than revenue in all reported periods.
Excess Driver incentives refer to cumulative payments, including incentives but excluding Driver referrals, to a Driver that exceed the cumulative revenue that we recognize from a Driver with no future guarantee of additional revenue. Cumulative payments to a Driver could exceed cumulative revenue from a Driver as a result of Driver incentives or when the amount paid to a Driver for a Trip exceeds the fare charged to the consumer. Further, cumulative payments to Drivers for Uber Eats deliveries historically have exceeded the cumulative delivery fees paid by consumers. Excess Driver incentives are recorded in cost of revenue, exclusive of depreciation and amortization. Driver referrals are recorded in sales and marketing expenses. Management views Driver incentives and Driver referrals as Driver payments in the aggregate, whether they are classified as Driver incentives, excess Driver incentives, or Driver referrals.
These amounts largely depend on our business decisions based on market conditions. We include the impact of these amounts in Adjusted Net Revenue as it is useful to evaluate how increasing or decreasing incentives would impact our top line performance, and the overall net financial activity between us and our customers, which ultimately impacts our Take Rate.
Adjusted Net Revenue has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for revenue prepared in accordance with GAAP.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to redeemable non-controlling interest, net of tax (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investment, net of tax, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserves and settlements, (x) asset impairment/loss on sale of assets, (xi) acquisition and financing related expenses, and (xii) restructuring charges.
We have included Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and certain variable charges.
Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:

•
Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•
Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;

•	Adjusted EBITDA excludes other non-recurring items not indicative of our ongoing operating performance;

•	Adjusted EBITDA does not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;

•
Adjusted EBITDA does not reflect the components of other income (expense), net, which includes interest income, foreign currency exchange gains (losses), net, gain on divestitures, gain on debt and equity securities, net, and change in fair value of embedded derivatives; and

•	Adjusted EBITDA excludes certain legal, tax, and regulatory reserves and settlements that may reduce cash available to us.
Reconciliations of Non-GAAP Measures
Adjusted Net Revenue
The following tables present reconciliations of Adjusted Net Revenue, Core Platform Adjusted Net Revenue, Ridesharing Adjusted Net Revenue, Uber Eats Adjusted Net Revenue and Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2019	2018	2019
Adjusted Net Revenue reconciliation:
Revenue	$2,768	$3,166	$5,352	$6,265
Deduct:
Excess Driver incentives	(163)	(263)	(292)	(566)
Driver referrals	(31)	(30)	(63)	(65)
Adjusted Net Revenue	$2,574	$2,873	$4,997	$5,634

Core Platform Adjusted Net Revenue reconciliation(1):
Core Platform revenue	$2,697	$2,971	$5,241	$5,925
Deduct:
Excess Driver incentives	(163)	(263)	(292)	(566)
Driver referrals	(31)	(30)	(63)	(65)
Core Platform Adjusted Net Revenue	$2,503	$2,678	$4,886	$5,294

Ridesharing Adjusted Net Revenue reconciliation:
Ridesharing revenue	$2,291	$2,348	$4,471	$4,724
Deduct:
Excess Driver incentives	(39)	(9)	(71)	(21)
Driver referrals	(29)	(25)	(58)	(54)
Ridesharing Adjusted Net Revenue	$2,223	$2,314	$4,342	$4,649

Uber Eats Adjusted Net Revenue reconciliation:
Uber Eats revenue	$346	$595	$629	$1,131
Deduct:
Excess Driver incentives	(124)	(253)	(221)	(544)
Driver referrals	(2)	(5)	(5)	(11)
Uber Eats Adjusted Net Revenue	$220	$337	$403	$576
(1) Core Platform Adjusted Net Revenue includes Ridesharing Adjusted Net Revenue, Uber Eats Adjusted Net Revenue, and Other Core Platform Adjusted Net Revenue. Other Core Platform Adjusted Net Revenue, which primarily consists of revenue associated with our Vehicle Solutions activities, does not include excess Driver incentives or Driver referrals and is equal to GAAP Other Core Platform revenue in all periods.

The comparability of the results for the periods presented above was impacted by our 2018 Divested Operations. The 2018 Divested Operations decreased Adjusted Net Revenue by $4 million during the six months ended June 30, 2018 due to excess Driver incentives and Driver referrals for the 2018 Divested Operations being greater than revenue for the 2018 Divested Operations in the period.
YoY % Growth at constant currency & ex-Driver appreciation award
The following table presents the reconciliation of YoY % Growth at constant currency & ex-Driver appreciation award to the most directly comparable GAAP financial measures for the second quarter of 2019 compared to the same period in 2018:

YoY % Growth
YoY % Growth at constant currency & ex-Driver appreciation award:
Revenue	14%
Excess Driver incentives	(2)%
Driver referrals	—%
Adjusted Net Revenue	12%
Add back:
Driver appreciation award	11%
23%
Add:
Constant currency impact	3%
YoY % Growth at constant currency & ex-Driver appreciation award	26%
Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2019	2018	2019
Adjusted EBITDA reconciliation:
Net income (loss) attributable to Uber Technologies, Inc.	$(878)	$(5,236)	$2,870	$(6,248)
Add (deduct):
Net income (loss) attributable to non-controlling interest, net of tax	—	(10)	—	(14)
Provision for (benefit from) income taxes	28	(2)	604	17
(Income) loss from equity method investment, net of tax	14	10	17	16
Interest expense	160	151	292	368
Other (income) expense, net	(63)	(398)	(5,000)	(658)
Depreciation and amortization	98	123	186	269
Stock-based compensation expense	20	3,941	83	3,952
Legal, tax, and regulatory reserves and settlements	252	380	252	380
Driver appreciation award	—	299	—	299
Payroll tax on IPO stock-based compensation	—	86	—	86
Asset impairment/loss on sale of assets	81	—	113	8
Acquisition and financing related expenses	—	—	15	—
Gain on restructuring of lease arrangement	(4)	—	(4)	—
Adjusted EBITDA	$(292)	$(656)	$(572)	$(1,525)
The comparability of the results for the periods presented above was impacted by our 2018 Divested Operations. During the three and six months ended June 30, 2018, 2018 Divested Operations decreased net income (loss) attributable to Uber Technologies, Inc. by $16 million and $118 million, respectively.